Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 6, 2006, by and between DAG Media, Inc., a New York corporation (“Seller”), and DAG-Jewish Directories, Inc., a New York corporation (“Buyer”). Buyer and Seller are collectively referred to as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, Seller is a publicly traded corporation engaged in the business of creating, publishing and distributing yellow pages classified business telephone Directories Business known as “The Jewish Israeli Yellow Pages” and “The Jewish Master Guide” (aka “The Kosher Yellow Pages”) and related Web site and referral service (“Directories Business”); and

WHEREAS, Buyer is a corporation founded by a group of sales agents and investors engaged in the business of promoting and selling, on behalf of Seller and in Seller’s name, listings and advertising spaces in the Directories Business; and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller all of the identified below assets (“Purchased Assets”) used by Seller in connection with the conduct and operation of its Directories Business and subject to the assumption by Buyer of certain liabilities of Seller as defined;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1          Conditional Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement and the performance by the Parties hereto of their respective obligations hereunder, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, Seller’s right, title and interest in and to the properties and assets of Seller used in the Directories Business, including the following (collectively the “Purchased Assets”):

(a)          All tangible assets including but not limited to furniture and fixtures, tools, machines, computers, software, assets, inventory, supplies, files, telephones, account receivable, account payables and office equipment as are set forth on Schedule 1;

(b)          All trade names, domain names, trademarks, copyrights, trade secrets and any other intellectual property as are set forth on Schedule 2;

(c)          All the intangible assets, such as software, literature, manuals, training materials, product brochures, business methods, procedures and customer lists of the Directories Business as are set forth on Schedule 3;

(d)          All of Seller’s rights and obligations under contracts wherein Seller has agreed to provide products or services to any third party or under which any third party provides products, services, insurances, financing, real estate or equipment to Seller, and any leases for equipment, automobiles, land or buildings used by the Business (“Assumed Contracts”) as are set forth on Schedule 4; and

(e)          All documents and information relating to the Directories Business, for the past five (5) years, including, without limitation, customer lists and all books and records relating to the operations of the Business.

1.2          All Assets. The Purchased Assets constitute all of the material assets and properties held for use by Seller to conduct the Directories Business as presently conducted.

1.3          Assumed Liabilities. (a) Buyer will accept and assume all liabilities and obligations of Seller related to the Directories Business, and any obligations or liabilities relating to the Purchased Assets, including, but not limited to, all liabilities set forth on the Balance Sheet of the Directories Business dated as of the Closing, the assumption of the performance of Seller’s obligations under the Assumed Contracts.

(b)          Buyer will assume all pending and new litigations arising in the regular course of business, including all legal fees and related judgment obligations. Specifically Buyer will assume:

(i)           All advertisers’ claims relating to their advertising on the Directories Business, including, without limitation, small claims court matters pending as of the date of Closing or new cases related to matters before or after the Closing.

(ii)          The currently pending legal action of the Jewish Sephardic Yellow Pages against DAG Media in the U.S. District Court for the Eastern District Of New York. Assaf Ran, CEO of Seller, will use reasonable efforts to cooperate with Buyer on and after the Closing Date in furnishing information, evidence and testimony in connection with this action. Assaf Ran will lead the defense strategy and is authorized by Buyer and Seller to negotiate and make settlement agreement.

(c)          Buyer shall make timely payment of all liabilities and obligations related this Agreement.

1.4          The Closing. The closing of the transactions contemplated by this Agreement will take place at the offices of Seller, 125-10 Queens Blvd., Suite 14, Kew Gardens, NY 11415, on the date when all of the conditions set forth in Section 1.10 have been satisfied, but no later than 11:00 A.M., March 31, 2006 (which time and place are designated as the “Closing”).

1.5          Conditional Transfer of Subject Assets. (a) Simultaneously with the Execution hereof, Seller will deliver or cause to be delivered to a mutually agreed escrow agent (“Escrow Agent”), pursuant to the terms of the Escrow Agreement in the form to be agreed upon by the Parties hereto prior to the Closing, instruments of transfer transferring to Buyer title to all of the Purchased Assets, together with all required consents. Such instruments of transfer will include (a) an executed Bill of Sale, in the form to be agreed upon by the Parties hereto prior to the

Closing, (b) executed trademark assignments for filing with the United States Patent and Trademark Office assigning to Buyer the trademarks set forth on Schedule 2, in the form to be agreed upon by the Parties hereto prior to the Closing, (c) executed Assignment and Assumption Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (d) executed Transition Services Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (e) executed Services Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (f) executed Consulting Services Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (g) executed Note, in the form to be agreed upon by the Parties hereto prior to the Closing, (h) executed Security Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, and (i) any other instruments of transfer or assignment necessary to transfer ownership of the domain names and all other proprietary rights set forth on Schedule 2 to Buyer. Such instruments of transfer will effectively vest in Buyer good and marketable title to all of the Purchased Assets.

(b)          Upon Buyer’s full and timely payment of the Purchase Price to Seller, as defined hereunder, the Escrow Agent shall release to Buyer all instrument of transfer to the Purchased Assets.

(c)          In the event Buyer defaults on any of its payments to Seller, as defined hereunder, the Escrow Agent shall release all instrument of transfer to the Purchased Assets to Seller.

1.6          Purchase Price. The consideration for the Purchased Assets shall be the sum of $875,000, plus assumption by Buyer of all accounts payable and Assumed Liabilities (“Purchase Price”). The Purchase Price shall be paid as follows:

(a)	$291,667.00 payable in cash at Closing.

(b)          the balance of $613,333.00 paid in 24 consecutive monthly installments of $25,556.00 each, bearing 5% interest per annum, to be paid on the first of each month,, in accordance with the terms of the promissory note (the “Note”) in the form to be agreed upon by the Parties hereto prior to the Closing; and

(c)          The Note shall be secured by all of the current and future assets of the Buyer in accordance with the terms of the Security Agreement in the form to be agreed upon by the Parties hereto prior to the Closing.

1.7	Buyer Limitations.

(a)          From the date of Closing until full and complete payment of the Purchase Price to Seller, Buyer will not transfer, assign, mortgage, pledge or encumber any of the Purchased Assets.

(b)          From the date of Closing until the full and complete payment of the Purchase Price to Seller, Buyer will not enter into any contract or commitment or take any other action that might, in any way, otherwise compromise the Purchased Assets.

1.8          Further Assurance. Seller, from time to time after the Closing, at the reasonable request of Buyer and without further consideration, will execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) to effectively transfer and assign to, and vest in, Buyer the Purchased Assets.

1.9          Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp and excise taxes (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Buyer.

1.10       Closing Deliverables. At the Closing, the Parties shall deliver to each other the following:

(a)	the closing deliverables set forth in Section 1.5 above;

(b)          all necessary consents or assignments for all material contracts as set forth on Schedule 5 attached hereto have been obtained; and

(c)          all authorizations that are necessary for the Buyer to conduct the Business substantially as conducted by the Seller as of the date of this Agreement.

1.11	Closing Conditions. The Closing shall be conditioned upon the following:

(a)          the requisite approval by the shareholders of the Seller obtained at a Special Meeting of Shareholders to be held as soon as reasonably practicable after the date hereof, pursuant to a proxy statement prepared by the Seller in its sole discretion;

(b)          the receipt of a fairness opinion from Empire Valuation Consultants, LLC; and

(c)          a review of the tax and accounting treatment of the transaction by the Seller’s independent registered public accounting firm.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows.

2.1          Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

2.2          Required Action. This Agreement and the transactions contemplated hereby are subject to approval by the Board of Directors and by shareholders of Seller. Upon approval by

Seller’s Board and shareholders, Seller has full right, authority, power and capacity to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to, or as contemplated by this Agreement (collectively, the “Seller Documents”) and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against each of them in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3          No Conflict. The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not violate any provision of its certificates of incorporation or by-laws.

2.4          Disclosure. Seller has disclosed to Buyer all material information to which Seller has notice or knowledge relating to Seller and the Purchased Assets, which could reasonably be expected to have a material adverse effect on Buyer’s operation of the Purchased Assets.

2.5          Consents. No approval or consent from any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

3.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

3.2          Required Action. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer, without default under or violation of any agreement, commitment or understanding to which it is a party. This Agreement and the transactions contemplated hereby have been approved by the board of directors of Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to, or as contemplated by this Agreement (collectively, the “Buyer Documents”) and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3          No Conflict. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not violate any provision of its certificate of incorporation or by-laws.

3.4          Consents. No approval or consent from any person or entity not a party to this Agreement is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

3.5          Due Diligence. Buyer is intimately familiar with all aspects of the Directories Business of Seller including, without limitation, its performance, employees, customers, vendors and financials. Furthermore, Buyer had reviewed all relevant information, had access to Seller’s records and management and, in general, completed a thorough due diligence of the Directories Business.

ARTICLE IV

INDEMNIFICATION AND COOPERATION

4.1	Indemnification by Seller.

(a)          Seller hereby agrees to indemnify and hold harmless Buyer, its affiliates and its and their respective officers, directors, employees, and agents, (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever (collectively, “Damages”), to the extent sustained, suffered or incurred by or made against any Indemnified Party, based upon, arising out of or in connection with:

(i)           any breach of any covenant or agreement made by Seller in this Agreement; or

(ii)          any breach of any representation or warranty made by Seller in this Agreement.

(b)          Buyer will give prompt written notice to Seller of any claim for indemnification hereunder, specifying to the extent known the amount and nature of the claim, and any matter which in Buyer’s opinion is likely to give rise to an indemnification claim. The failure of Buyer to so notify Seller of any such action shall not relieve Seller from any liability which it may have to Buyer (i) other than pursuant to this Section 4.1 or (ii) under this Section 4.1 unless, and only to the extent that, such failure to notify results in the forfeiture of substantive rights or defenses or otherwise materially and adversely affects Seller. Seller will have the right to control the defense through counsel of their choosing. Buyer will have the right to the extent of its interests to participate on its own behalf and at its own expense in such matter or its settlement through counsel of its choosing. Seller agrees that it will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if Buyer is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Buyer from all liability arising or that may arise out of such claim, action or proceeding. Seller shall not be liable for any settlement of any claim, action or proceeding affected against Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld. The rights accorded to Buyer hereunder shall be in addition to any rights Buyer may have at common law, by separate agreement or otherwise.

(c)          Seller shall not be liable for any Loss or Losses pursuant to this section (i) unless and until the aggregate amount of all Buyer Losses incurred by the Buyer Indemnitees exceeds $25,000, in which event Seller shall be liable for all Buyer Losses in excess of $25,000, and (ii) to the extent that Buyer Losses exceed $291,000 in the aggregate; provided, however, nothing contained in this section shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud.

4.2	Indemnification by Buyer.

(a)          Buyer hereby agrees to indemnify and hold harmless Seller, its affiliates and its and their respective officers, directors, employees, and agents, (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever (collectively, “Damages”), to the extent sustained, suffered or incurred by or made against any Indemnified Party, based upon, arising out of or in connection with:

(i)           any breach of any covenant or agreement made by Buyer in this Agreement;

(ii)          any breach of any representation or warranty made by Buyer in this Agreement; or

(iii)         any obligations assumed hereunder relating to the Directories Business, the Purchased Assets and or the Assumed Liabilities.

(b)          Seller will give prompt written notice to Buyer of any claim for indemnification hereunder, specifying to the extent known the amount and nature of the claim, and any matter which in Seller’s opinion is likely to give rise to an indemnification claim. The failure of Seller to so notify Buyer of any such action shall not relieve Buyer from any liability which it may have to Seller (i) other than pursuant to this Section 4.2 or (ii) under this Section 4.2 unless, and only to the extent that, such failure to notify results in the forfeiture of substantive rights or defenses or otherwise materially and adversely affects Buyer. Buyer will have the right to control the defense through counsel of their choosing. Seller will have the right to the extent of its interests to participate on its own behalf and at its own expense in such matter or its settlement through counsel of its choosing. Buyer agrees that it will not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if Seller is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Seller from all liability arising or that may arise out of such claim, action or proceeding. Buyer shall not be liable for any settlement of any claim, action or proceeding affected against Seller without the prior written consent of Buyer, which consent shall not be unreasonably withheld. The rights accorded to Seller hereunder shall be in addition to any rights Seller may have at common law, by separate agreement or otherwise.

4.3          Post-Closing Cooperation. To the extent reasonably requested by Buyer and at Buyer’s expense, Seller will use reasonable efforts to cooperate with Buyer on and after the Closing Date in furnishing information, evidence and testimony in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

4.4          Knowledge. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will be affected by any knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall be deemed waived by Indemnitee by reason of the fact that the Indemnitee knew that any representation or warranty of Indemnitor might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant.

ARTICLE V

COVENANTS

5.1	Buyer Non-compete.

During the period commencing on the Closing and for five years thereafter, Buyer or its affiliates, each agree that, it will not, in any manner, directly or indirectly, (i) compete with Seller in the business of its new subsidiary, DAG Interactive, Inc., online system for matching customers with businesses, and will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm, entity, or business that is so engaged unless duly authorized by written consent of the Seller, (ii) persuade or attempt to persuade any employee, salesperson or agent of the Seller to leave the employ of the Seller or to become employed by or to provide services to any other entity, (iii) persuade or attempt to persuade any current client or former client to reduce the amount of business it does or intends or anticipates doing with the Seller or with any affiliate of the Seller.

5.2	Seller Non-compete.

During the period commencing on the Closing and for five years thereafter, Seller or its affiliates, each agree that, it will not, in any manner, directly or indirectly, (i) compete with Buyer in the Directory Business, and will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm, entity, or business that is so engaged unless duly authorized by written consent of the Buyer, (ii) persuade or attempt to persuade any employee, salesperson or agent of the Buyer to leave the employ of the Buyer or to become employed by or to provide services to any other entity, (iii) persuade or attempt to persuade any current client or former client to reduce the amount of business it does or intends or anticipates doing with the Buyer or with any affiliate of the Buyer.

5.3	Taxes.

The Buyer will pay and is responsible for all federal, state and local taxes relating to the Directories Business that are incurred and remain unpaid as of the Closing.

ARTICLE VI

TERMINATION

6.1	Termination.
	(a)	This Agreement may be terminated at any time prior to the Closing:
		(i)	by mutual written consent of Buyer and Seller;
		(ii)	by Buyer or Seller if:

(A)         the Closing does not occur on or before March 31, 2006; provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B)         a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;

(iii)	by Buyer if:

(A)         there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in this Agreement would not be satisfied; or

(iv)	by Seller if:

(A)         any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(B)         there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in this Agreement would not be satisfied;

(C)         the Seller does not receive the requisite shareholder approval at its Special Meeting of Stockholders or it receives dissenters rights in excess of 20% of the then outstanding stock of the Seller;

(D)         the Seller does not receive a fairness opinion from Empire Valuation Consultants, LLC; or

(E)         At any time prior to the Seller stockholder approval, if: (1) a Superior Proposal (as define below) is made to Seller and is not withdrawn; (2) Seller shall have provided at least three business days’ prior written notice to the buyer stating (a) that it has received a Superior Proposal, (b) the terms and conditions of such Superior Proposal and the identity the person making such Superior Proposal, and (c) that it intends to terminate this Agreement; (3) the Buyer shall not have, within such three business day period, made an offer that the Board of Directors of the Seller by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to the Seller and its stockholders as such Superior Proposal (it being agreed that the Board of Directors of Seller shall convene a meeting to consider any such offer by the Buyer promptly following the receipt thereof and that Seller shall not enter into any such binding agreement during such three business day period); and (4) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to accept such Superior Proposal would result in a breach of its fiduciary obligations to the Seller’s stockholders under applicable Law. “Superior Proposal” means, with respect to the Seller, an unsolicited written bona fide third party proposal pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of such party (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of such party and its subsidiaries taken as a whole on terms that the Board of Directors of such party determines, in its good faith judgment (based on the written advice of a financial advisor), to be more favorable to such party’s stockholders from a financial point of view than the terms of the current transaction and with any financing required to consummate the transaction contemplated by such third party proposal committed or likely, in the good faith judgment of the Board of Directors of such party (based on the written advice of a financial advisor), to be obtained by such third party on a timely basis.

(b)          The party desiring to terminate this Agreement pursuant to clause this section shall give written notice of such termination to the other party hereto.

6.2          Effect of Termination. In the event of termination of this Agreement as provided in this section, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates; provided, however, the provisions of Section 8.11 (Public Announcements) and Section 6.3 (Remedies) and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

6.3          Remedies. As a result of a termination of this Agreement pursuant to this Article VI, each Party shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, any party terminating this Agreement pursuant to this section shall have the right to recover damages sustained by such party only as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; and provided, further, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under this section.

ARTICLE VII

NOTICES

7.1          All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, will be in writing and will be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

If to Seller:

DAG Media, Inc.

Attn: Assaf Ran, CEO

If to Buyer:

DAG Jewish Directories, Inc.

Attn: Geman Katsnelson

or to such other substitute address as designated by the applicable Party in a written notice provided in accordance with this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1          Assignability; Effect. This Agreement will not be assignable by Buyer, Seller except with the written consent of the other Parties, which consent will not be unreasonably delayed or withheld. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns.

8.2          Headings. The subject headings used in this Agreement are included for purposes of convenience only and will not affect the construction or interpretation of any of its provisions.

8.3          Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.4          Entire Agreement. This Agreement, together with the schedules, attachments and exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

8.5          Severability. In the event that any provision or any portion of any provision of this Agreement will be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) will continue in full force and effect.

8.6          Governing Law. This Agreement and the transactions contemplated hereby will be governed and construed in accordance with the internal laws of the State of New York without giving application to conflicts of laws provisions thereof, and the Parties hereto hereby submit to the exclusive jurisdiction of the state and federal courts residing in the State of New York.

8.7          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will constitute the same instrument.

8.8          Expenses. Each Party will pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

8.9          Interpretation. Whenever the words “include,” “includes,” or “including,” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Reference to a Party’s “knowledge” means that Party’s actual knowledge.

8.10       Dispute Resolution. The parties will use commercially reasonable efforts to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof. Any such dispute, controversy or claim which the parties are unable to resolve will be submitted to arbitration under the commercial arbitration rules of the American

Arbitration Association, with the location for arbitration in New York, New York. Notwithstanding the foregoing, the parties will be entitled to apply to the courts for mandatory or injunctive equitable relief in respect to a violation of this Agreement which would cause irreparable harm for which no adequate remedy at law exists.

8.11       Publicity. Buyer shall not, without the prior written consent of Seller, issue any publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby. Buyer acknowledges that Seller is a publicly traded corporation and as such subject to certain disclosures and filings, including information related to this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

DAG – Jewish Directories, Inc.

By:	and By:_____________________________
Name: Gary Katsnelson	Name: Avi Shefi
Title: Co- President	Title: Co-President

DAG Media, Inc.

By:

Name: Assaf Ran

Title: CEO

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A - Form of Bill of Sale

Exhibit B - Form of Trademark Assignment

Exhibit C - Form of Contract Assignment

SCHEDULES

Schedule 1	Assets
Schedule 2	Trade Names and Copyright
Schedule 3	Intangible Assets
Schedule 4	Assumed Contracts